                       EXHIBIT 99.1
                                                                                                        News
For Immediate Release	Contact:
October 22, 2009	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.53, EXCLUDING SPECIAL ITEMS;
REPORTED EARNINGS WERE $0.47 PER SHARE
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Company Records Sales of $234 Million, a 12-Percent Sequential Increase;
Operating Income Increased 158 Percent over Second Quarter, Excluding Special Items
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Highlights:

•	Sequential improvement in sales in all major product lines
- Refractories Segment sales increased 27 percent
•	Processed Minerals product line returns to profitability
•	Improvement in end markets of paper, steel and construction industries
•	Strong Cash Flow from Operations of $53 million for the quarter
•	Execution of second quarter restructuring program ahead of target

NEW YORK, October 22— Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $0.47 compared with a loss of $2.18 per share in the second quarter of 2009. Earnings per share, excluding special items from the company’s second quarter 2009 restructuring, were $0.53 compared to $0.15 per share in the second quarter. Net income for the quarter was $8.9 million compared to the $40.9 million net loss recorded in the second quarter of 2009 largely as a result of restructuring.
“Our financial results improved significantly over the second quarter, with sales increasing across all of our major product lines, reflecting our best performance since the recession severely affected our operations in the fourth quarter of last year,” said Joseph C. Muscari, chairman and chief executive officer. “In addition, the restructuring program we announced in July is ahead of schedule to meet the projected $16 million to $20 million in annualized savings in 2010, and we have achieved near-term productivity improvements to better position the company for improved profitability.”

Sequential Comparison
The company's worldwide sales in the third quarter increased 12 percent to $234.3 million from $208.6 million in the second quarter. Income from operations was $12.8 million compared to a loss of $41.6 million in the second quarter. Excluding special items, income from operations was $14.2 million, a 158-percent increase over the $5.5 million recorded in the prior quarter. This growth was primarily due to volume increases in both business segments, with the most significant improvement delivered by the Refractories segment, and to the benefits from the restructuring program.
The Specialty Minerals segment's worldwide sales in the third quarter increased 7 percent to $162.5 million from $152.0 million in the prior quarter. Income from operations, excluding special items, increased 20 percent to $15.8 million from $13.2 million in the second quarter. This increase occurred in both the PCC and Processed Minerals product lines.
Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $137.5 million, an 8-percent gain over the $127.7 million recorded in the prior quarter. This growth was attributable to increased volumes, primarily in North America and Europe, our largest markets, and to the favorable impact of foreign exchange of $3.0 million or 2 percentage points of growth. Worldwide unit volumes of Paper PCC were up approximately 4 percent from the second quarter.
In Processed Minerals, third quarter sales increased 3 percent to $25.0 million from $24.3 million in the prior quarter. Volumes were up 6 percent from the second quarter of 2009. This product line returned to profitability in the third quarter after a breakeven performance in the second quarter and operating losses in the two previous quarters. This business serves the residential and commercial construction markets which typically experience a seasonal decline in the fourth quarter.
In the company’s Refractories segment, sales for the third quarter were $71.8 million, a 27-percent increase over the $56.6 million recorded in the second quarter. Excluding special items, the segment recorded an operating loss of $1.1 million compared to a loss of $7.1 million in the second quarter, an 85-percent improvement.
Sales of refractory products and systems, used primarily in the steel market, increased 22 percent in the third quarter to $56.8 million from $46.7 million in the second quarter of 2009. This increase was attributable to improved production rates in the worldwide steel industry, which resulted in 17 percent higher volumes in refractory products. Sales in the metallurgical product line increased 52 percent sequentially to $15.0 million from $9.9 million in the previous quarter due to volume increases of 80 percent.

Year-Over-Year Comparisons
Third Quarter
The company's third quarter net income of $8.9 million, or $0.47 per share, compares with a net income of $19.0 million, or $1.00 per share, in the third quarter of 2008. Earnings per share, excluding special items, were $0.53 compared to $1.06 per share in the prior year.
Third quarter worldwide sales declined 21 percent to $234.3 million from the $294.9 million recorded in the same period in 2008 as a result of volume decreases in all businesses. Foreign exchange had an unfavorable impact on sales of approximately $8.7 million or 3 percentage points. Excluding special items, operating income of $14.2 million declined 49 percent from the $28.0 million recorded in the third quarter of 2008.
Third quarter worldwide sales for the Specialty Minerals segment declined 13 percent to $162.5 million from the $186.7 million recorded in the same quarter of 2008 due to volume decreases in both businesses. Foreign exchange had an unfavorable impact on sales of approximately $6.6 million, or 3 percentage points. Excluding special items, income from operations decreased 6 percent to $15.8 million from the $16.8 million recorded in the same period in 2008.
PCC sales declined 13 percent from the $157.2 million recorded in the third quarter of 2008 on a volume decline of about 11 percent. Processed Minerals products third quarter sales were down 15 percent from the $29.5 million in the same period last year, as volumes declined about 16 percent.
Refractories segment sales in the third quarter of 2009 were 34 percent down from the $108.2 million recorded in the same period in 2008. Refractory volumes declined 34 percent from the third quarter of 2008 and were in line with the reduction in steel production from pre-

recession levels. Metallurgical products sales declined 30 percent from the $21.5 million recorded in the prior year. The Refractory segment recorded an operating loss of $1.1 million, excluding special items, compared to operating income of $11.6 million in the third quarter of 2008.

Nine Months Results
The company recorded a net loss of $27.9 million for the first nine months compared to net income of $59.6 million for the same period in the prior year. The loss per share for the nine months was $1.49 compared to earnings of $3.12 earnings per share for the first nine months in 2008. Excluding special items, earnings were $0.93 per share as compared with $3.03 per share in the prior year.
Minerals Technologies' worldwide sales for the first nine months of 2009 decreased 25 percent to $651.1 million from $872.2 million in the same period last year. Operating income, excluding special items, for the nine months decreased 68 percent to $27.5 million compared to $86.2 million recorded in the prior year.
 “Our performance in 2009 clearly reflects the effects of the economic downturn and worldwide recession that accelerated in the fourth quarter of 2008,” said Mr. Muscari. “The actions we took throughout 2008 prepared us for the difficult economic environment in 2009. We were able to respond quickly and effectively to reduce costs and to conserve capital while continuing to focus on our new product development and global growth initiatives.”
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Minerals Technologies has scheduled an analyst conference call for Friday, October 23, 2009 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2008 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept 27,	June 28,	Sept 28,			Sept 27,	Sept 28,
	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

Net sales	$234,256	$208,598	$294,917	(21)%	12%	$651,113	$872,231	(25)%

Cost of goods sold	190,266	176,192	235,482	(19)%	8%	541,473	689,779	(22)%

Production margin	43,990	32,406	59,435	(26)%	36%	109,640	182,452	(40)%

Marketing and administrative expenses	24,583	22,591	26,009	(5)%	9%	67,720	78,639	(14)%
Research and development expenses	5,147	4,364	5,433	(5)%	18%	14,372	17,567	(18)%
Impairment of assets	0	37,516	0	*	*	37,516	0	*
Restructuring and other charges	1,443	9,553	5,013	(71)%	(85)%	11,545	7,344	57%
Income (loss) from operations	12,817	(41,618)	22,980	(44)%	*	(21,513)	78,902	*

Non-operating income (deductions) - net	(709)	(3,535)	285	(349)%	*	(4,499)	(1,953)	130%

Income (loss) from continuing operations, before tax	12,108	(45,153)	23,265	(48)%	*	(26,012)	76,949	*

Provision for taxes on income	2,574	(8,632)	6,329	(59)%	*	(4,106)	22,927	*

Income (loss) from continuing operations, net of tax	9,534	(36,521)	16,936	(44)%	*	(21,906)	54,022	*

Income (loss) from discontinued operations, net of tax	279	(3,524)	2,951	(91)%	*	(3,333)	7,973	*

Consolidated net income (loss)	9,813	(40,045)	19,887	(51)%	*	(25,239)	61,995	*

Less: Net income attributable to non-controlling interests	(913)	(862)	(879)	4%	6%	(2,611)	(2,445)	7%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$8,900	$(40,907)	$19,008	(53)%	*	$(27,850)	$59,550	*

Weighted average number of common shares outstanding:

Basic	18,730	18,728	18,859			18,720	18,957

Diluted	18,786	18,728	18,962			18,720	19,064

Earnings per share:

Basic:
Income (loss) from continuing operations attributable to MTI	$0.46	$(1.99)	$0.85	(46)%	*	$(1.31)	$2.72	*
Income (loss) from discontinued operations attributable to MTI	0.01	(0.19)	0.16	(90)%	*	(0.18)	0.42	*
Net income (loss) attributable to MTI common shareholders	$0.47	$(2.18)	$1.01	(54)%	*	$(1.49)	$3.14	*

Diluted:
Income (loss) from continuing operations attributable to MTI	$0.46	$(1.99)	$0.85	(46)%	*	$(1.31)	$2.71	*
Income (loss) from discontinued operations attributable to MTI	0.01	(0.19)	0.15	(90)%	*	(0.18)	0.41	*
Net income (loss) attributable to MTI common shareholders	$0.47	$(2.18)	$1.00	(53)%	*	$(1.49)	$3.12	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
Sales decreased in the United States 18% in the third quarter of 2009  as compared with the third quarter of 2008.  International sales decreased 23% in the third quarter 2009 as compared with the comparable period of the prior year.  Sales in the United States decreased  24% in the first nine months of 2009 as compared with prior year.  International sales decreased 27% for the first nine months of 2009 as compared with the first nine months of 2008. Sequentially, sales increased 14% in the United States and 10%  internationally from the second quarter of 2009.

2)
In the third quarter of 2007, the Company initiated a plan to realign its business operations to improve profitability and increase shareholder value.  The realignment consisted of exiting certain businesses and consolidating some product lines to better position the Company for future success by focusing on the Company’s core strengths.  Major components of this realignment included exiting certain product lines which are reflected in discontinued operations, modification of the PCC coating product line from a merchant business model to a satellite business model, consolidation of certain manufacturing facilities and the write down of other underutilized assets worldwide.  In addition, as part of this program, the Company initiated a plan to reduce its workforce by approximately 7 percent to better control operating expenses and improve efficiencies.  Additional charges were recorded in 2008 and the first quarter 2009 associated with this realignment.

As a result of the workforce reduction associated with the restructuring program and the associated distribution of benefits, included in the restucturing charges for the quarter and nine month period ended September 28, 2008 is a  pension settlement loss of $4.7 million related to the Company's defined benefit plan in the US. The restructuring charges recorded were as follows:

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$(0.1)	$0.0	$0.3	$0.0	$2.1
	Pension settlement costs	0.0	0.0	4.7	0.0	4.7
	Other exit costs	0.0	0.0	0.0	0.0	0.5
		$(0.1)	$0.0	$5.0	$0.0	$7.3

In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows:

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$(0.2)	$0.6	$0.0	$0.8	$0.0
	Other exit costs	0.0	0.1	0.0	0.1	0.0
		$(0.2)	$0.7	$0.0	$0.9	$0.0

3)
During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manfacturing operations and reduction of costs.  This realignment was put in place to better position ourselves strategically for improved profitability when the economy recovers. As part of this program, the Company will consolidate its Old Bridge, NJ operation into Bryan, Ohio and Baton Rouge, Louisiana in order to improve operational efficiencies and reduce logistics for key raw materials; rationalize its North American specialty shapes product line; rationalize some of its European operations that are deemed non-strategic; record further impairment charges of its Asian refractory operations as a result of  continued difficulties in market pentration as well as consideration of consolidation of its Asian operations and selection of a regional alliance to aid in marketing its high value products; recognize impairment charges for refractory application equipment in North America and Europe due to customer underutilized assets under depressed volume conditions; recognize impairment charges for the Company's PCC facility in Millinocket, Maine, which has been idle since September 2008; and record a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The impairment and restructuring charges recorded in association with this program are as follows:

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
	Impairment of assets:	2009	2009	2008	2009	2008
	Americas Refractories:	$0.0	$9.5	$0.0	$9.5	$0.0
	Europe Refractories:	0.0	11.5	0.0	11.5	0.0
	Asia Refractories:	0.0	10.0	0.0	10.0	0.0
	North America Paper PCC:	0.0	6.5	0.0	6.5	0.0
	Total Impairment of assets charge	$0.0	$37.5	$0.0	$37.5	$0.0

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$1.2	$8.4	$0.0	$9.6	$0.0
	Pension settlement costs	0.5	0.0	0.0	0.5	0.0
	Other exit costs	0.0	0.5	0.0	0.5	0.0
		$1.7	$8.9	$0.0	$10.6	$0.0

	Included in restructuring costs for the three-month and nine-month periods ended September 27, 2009 are pension settlement costs of $0.5 million associated with one of our pension plans in the U.S.

Included in the impairment of assets charge for Europe refractories for the three month period ended June 28, 2009 and the nine month period ended September 27, 2009  is a $6.0 million charge for certain intangible assets from its 2006 acquisition of a business in Turkey.

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month and nine month periods ended September 27, 2009 and September 28, 2008 and the three month period ended June 28, 2008 and a reconcilation to net income(loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008
	Net Income attributable to MTI, as reported	$8.9	$(40.9)	$19.0	$(27.9)	$59.6

	Special items:
	Impairment of assets	0.0	43.1	0.0	43.1	0.0
	Restructuring and other costs	1.4	9.6	5.4	11.5	7.4
	Currency translation losses	0.0	2.3	0.0	2.3	0.0
	Gain on sale of assets	0.0	0.0	(3.7)	0.0	(10.2)

	Related tax effects on special items	(0.4)	(11.2)	(0.6)	(11.7)	1.0

	Net income attributable to MTI, excluding special items	$9.9	$2.9	$20.1	$17.4	$57.8

	Basic earnings per share, excluding special items	$0.53	$0.15	$1.07	$0.93	$3.05
	Diluted earnings per share, excluding special items	$0.53	$0.15	$1.06	$0.93	$3.03

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio.  All remaining assets are classified as held for disposal as of September 27, 2009 and December 31, 2008.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):

		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008

	Net sales	$5.8	$4.5	$6.0	$13.6	$18.7

	Production margin	0.7	0.2	1.5	1.0	3.0
	Total expenses	0.2	0.2	0.2	0.6	0.6
	Impairment of assets	0.0	5.6	0.0	5.6	0.0
	Restructuring charges (reversals)	0.0	0.0	0.4	0.0	0.1

	Income (loss) from operations	0.5	(5.6)	0.9	(5.2)	2.3
	Provision for taxes on income	0.2	(2.1)	0.3	(1.9)	0.9

	Income (loss) from operations, net of tax	0.3	(3.5)	0.6	(3.3)	1.4
	Pre-tax gains on sales of discontinued business	0.0	0.0	3.7	0.0	10.2
	Provision for taxes on gains	0.0	0.0	(1.3)	0.0	(3.6)

	Income (loss) from discontinued operations, net of tax	$0.3	$(3.5)	$3.0	$(3.3)	$8.0

	The Company recorded impairment of assets charges in the second quarter of 2009 to recognize the lower market value of its Mt. Vernon, Indiana facility.

6)	The following table reflects the components of non-operating income and deductions (thousands of dollars):
		Three Months Ended			Nine Months Ended
		Sept 27,	June 28,	Sept 28,	Sept 27,	Sept 28,
		2009	2009	2008	2009	2008
	Interest income	$0.6	$0.8	$1.5	$2.1	$3.6
	Interest expense	(0.9)	(0.9)	(1.2)	(2.7)	(3.8)
	Foreign exchange gains (losses)	(0.1)	(1.2)	0.3	(1.3)	(0.8)
	Currency translation loss	0.0	(2.3)	0.0	(2.3)	0.0
	Other deductions	(0.3)	0.1	(0.3)	(0.3)	(0.9)
	Non-operating income (deductions), net	$(0.7)	$(3.5)	$0.3	$(4.5)	$(1.9)

Included in other deductions for the nine-month period ended September 27, 2009 is a foreign currency translation loss of $2.3 million recognized upon liquidation of the Company's operations at Gomez Palacio, Mexico.

7)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 23, 2009 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Sept 27,	June 28,	Sept 28,			Sept 27,	Sept 28,
	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

United States	$126.3	$110.7	$154.2	(18)%	14%	$349.1	$461.0	(24)%
International	108.0	97.9	140.7	(23)%	10%	302.0	411.2	(27)%
Net Sales	$234.3	$208.6	$294.9	(21)%	12%	$651.1	$872.2	(25)%

Paper PCC	$124.1	$115.6	$141.7	(12)%	7%	$352.3	$421.7	(16)%
Specialty PCC	13.4	12.1	15.5	(14)%	11%	36.1	46.6	(23)%
PCC Products	$137.5	$127.7	$157.2	(13)%	8%	$388.4	$468.3	(17)%

Talc	$8.6	$7.8	$9.8	(12)%	10%	$23.0	$28.5	(19)%
Ground Calcium Carbonate	16.4	16.5	19.7	(17)%	(1)%	46.7	59.8	(22)%
Processed Minerals Products	$25.0	$24.3	$29.5	(15)%	3%	$69.7	$88.3	(21)%

Specialty Minerals Segment	$162.5	$152.0	$186.7	(13)%	7%	$458.1	$556.6	(18)%

Refractory products	$56.8	$46.7	$86.7	(34)%	22%	$156.9	$255.6	(39)%
Metallurgical Products	15.0	9.9	21.5	(30)%	52%	36.1	60.0	(40)%
Refractories Segment	$71.8	$56.6	$108.2	(34)%	27%	$193.0	$315.6	(39)%

Net Sales	$234.3	$208.6	$294.9	(21)%	12%	$651.1	$872.2	(25)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$14.2	$4.3	$13.5	5%	230%	$28.3	$51.9	(45)%

Refractories Segment	$(0.9)	$(45.3)	$9.9	*	*	$(48.5)	$27.7	*

Unallocated Corporate Expenses	$(0.5)	$(0.6)	$(0.4)	25%	(17)%	$(1.4)	$(0.7)	100%

Consolidated	$12.8	$(41.6)	$23.0	*	*	$(21.6)	$78.9	*

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$1.6	$8.9	$3.3	*	*	$10.8	$4.6	*

Refractories Segment	$(0.2)	$38.2	$1.7	*	*	$38.3	$2.7	*

Consolidated	$1.4	$47.1	$5.0	*	*	$49.1	$7.3	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items, for the three-month periods ended  September 27, 2009, June 28, 2009 and September 28, 2008 and the nine-month periods ended September 27, 2009 and September 28, 2008.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Sept 27,	June 28,	Sept 28,			Sept 27,	Sept 28,
EXCLUDING SPECIAL ITEMS	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

Specialty Minerals Segment	$15.8	$13.2	$16.8	(6)%	20%	$39.1	$56.5	(31)%

Refractories Segment	$(1.1)	$(7.1)	$11.6	(109)%	85%	$(10.2)	$30.4	(134)%

Unallocated Corporate Expenses	$(0.5)	$(0.6)	$(0.4)	25%	(17)%	$(1.4)	$(0.7)	100%

Consolidated	$14.2	$5.5	$28.0	(49)%	158%	$27.5	$86.2	(68)%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	September 27,		December 31,
	2009	*	2008	**

Current assets:
Cash & cash equivalents	$277,814		$181,876
Short-term investments	18,108		9,258
Accounts receivable, net	179,041		163,475
Inventories	88,005		133,983
Prepaid expenses and other current assets	26,106		23,281
Assets held for disposal	14,504		19,674
Total current assets	603,578		531,547

Property, plant and equipment	1,236,266		1,324,230
Less accumulated depreciation	865,948		894,637
Net property, plant & equipment	370,318		429,593

Goodwill	68,457		66,414
Prepaid pension costs	613		483
Other assets and deferred charges	24,889		39,583

Total assets	$1,067,855		$1,067,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$8,388		$14,984
Current maturities of long-term debt	4,000		4,000
Accounts payable	73,363		67,393
Restructuring liabilities	10,610		6,840
Other current liabilities	55,720		56,902
Liabilities of assets held for disposal-current	1,026		734
Total current liabilities	153,107		150,853

Long-term debt	97,221		97,221
Other non-current liabilities	59,427		84,715
Total liabilities	309,755		332,789

Total MTI shareholders' equity	731,025		711,584
Noncontrolling Interest	27,075		23,247
Total shareholders' equity	758,100		734,831

Total liabilities and shareholders' equity	$1,067,855		$1,067,620

* Unaudited
** Condensed from audited financial statements.